Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into by and between AGA Medical Corporation, a Minnesota corporation, with its principal office located at 5050 Nathan Lane North, Plymouth, MN 55442 (“Company”), and Franck L. Gougeon, residing at 4729 Annaway Drive, Edina, Minnesota 55436 (“Consultant”), effective as of this 20th day of June, 2008 (“Effective Date”).

WHEREAS, the Company desires to retain Consultant to provide certain services for the Company, and Consultant desires to perform such services pursuant to the terms and conditions set for the herein.

NOW, THEREFORE, in consideration of their respective promises and covenants, the parties hereby agree as follows:

1.                                       Services.  Subject to the terms and conditions set forth in this Agreement, the Company agrees to engage Consultant as Director and Co-Founder, and Consultant agrees as reasonably requested by the Company to represent the Company with health care professionals and at medical industry conferences, to advise the Company’s Chief Executive Officer, along with such other services as the Company may, from time to time, reasonably request (“Services”).  Services shall also include the obligations set forth in Paragraph 3(d) herein.  In addition, and without further compensation, Consultant shall provide Services as requested for the Company’s parent, AGA Medical Holdings, Inc. (“Holdings”) and/or one or more of the Company’s Subsidiaries.

2.                                       Term.                  The term of this Agreement (“Term”) shall be the earliest of: (i) five (5) years from the Effective Date; (ii) the date upon which the collective beneficial ownership of Consultant and the Gougeon Stockholders (as defined in that certain Amended and Restated Stockholders Agreement, dated April 21, 2008, as may be further amended from time to time (“Stockholders Agreement”), by and among Holdings, Consultant and the other individuals and parties thereto) is less than ten percent (10%) of all of the issued and outstanding shares of the aggregated and fully diluted shares of all classes of stock of Holdings; and (iii) as otherwise provided for herein.

3.                                       Performance and Compensation.

(a)                          Hours.  Consultant shall perform Services as reasonably requested from time to time by the Company up to a maximum of thirty (30) days per 12-month period of the Term commencing on the Effective Date.  Consultant may provide additional Services in excess of thirty (30) days during any successive 12-month period of the Term as may be agreed between Consultant and the Company.

(b)                         Compensation.  The Company shall pay Consultant a retainer in the amount of One Hundred Seventy Thousand and No/100 Dollars ($170,000.00) for Services for

each 12-month period of the Term commencing on the Effective Date, which retainer shall be paid in equal monthly installments.  In the event Consultant performs Services at the request of the Company in excess of thirty (30) days during any successive 12-month period of the term, the Company shall pay Consultant an hourly rate of Four Hundred and No/100 Dollars ($400.00) for such Services.  Consultant shall record time spent performing Services and shall provide documentation to the Company in such form and time intervals as may be requested by the Company to evidence hours worked.

(c)                          Business Expenses and Company Support.  The Company shall pay or reimburse Consultant for all reasonable and necessary business expenses incurred or paid by Consultant in the performance of the Services, subject to any maximum annual limit or other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time in its standard policies related to reimbursement of business expenses.  The Company shall provide a guest office, secretarial support and continued Company e-mail and cell phone service for the Consultant during the Term.

(d)                         Continuing Cooperation.  As a part of the Services, upon request by the Company and for the Term, Consultant agrees to cooperate with and to provide such information, documents, data and testimony as may be reasonably requested by the Company arising out of or relating to the Company’s business and/or any actual or potential claim asserted for or against the Company or any of the Company’s parents, subsidiaries or affiliated entities.

4.                                       Termination.  Subject to survival of obligations set forth herein, this Agreement shall terminate under the following circumstances (the date of each event of termination set forth below, by whatever cause, is referred to as the “Termination Date”):

(a)                          Automatic Termination.  This Agreement shall immediately and automatically terminate upon the death of the Consultant or upon the occurrence of the conditions subsequent set forth in Section 2(i) or 2(ii) hereof.

(b)                         By the Company for Cause.  The Company may terminate this Agreement for Cause discovered or arising after the Effective Date at any time upon notice to Consultant setting forth the nature of such Cause.  The following shall constitute “Cause” for termination: (i) Consultant’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) Consultant’s substantiated fraud, theft or embezzlement committed with respect to the Company, Holdings or the Company’s Subsidiaries; (iii) breach by Consultant of any of the provisions of Sections 5, 6 and/or 7 hereof, or the similar provisions of any other agreement between the Consultant and the Company, that causes material harm to the Company, Holdings or any of the Company’s Subsidiaries; (iv) Consultant’s willful and continued failure to perform the Services to the Company, Holdings or any of its Subsidiaries; or (v) Consultant’s willful failure to comply with or follow the directions or orders of the Company; provided, however, that the Company may terminate this Agreement for Cause within the meaning of these clauses (iv) or (v) only after the Company has provided written notice to Consultant of the failure and Consultant shall have not have remedied such failure within thirty (30) business days following the effectiveness of such notice.

(c)                          By Consultant Upon Notice.  Consultant may terminate this Agreement upon thirty (30) days’ prior written notice to the Company.

5.                                       Restricted Activities.  The Consultant agrees that some restrictions on Consultant’s activities during and after the Term of this Agreement are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:

(a)                          During the Term of this Agreement and for eighteen (18) months after the Termination Date (in the aggregate, the “Non-Competition Period”), Consultant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, independent contractor, co-venturer or otherwise (other than through ownership of  publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with the Company, Holdings or any of the Company’s Subsidiaries in any business related to developing, selling, licensing or otherwise providing Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which the Company, Holdings or any of the Company’s Subsidiaries shall conduct or intend to conduct as of the Termination Date, or (ii) undertake any planning for any business competitive with the Company, Holdings or any of the Company’s Subsidiaries.  Specifically, but without limiting the foregoing, Consultant agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company, Holdings or any of the Company’s Subsidiaries as conducted or under consideration at any time during the Term of this Agreement or performance of the Services for the Company or any of its Subsidiaries (including prior to the date hereof).

(b)                         During the Term, Consultant will not undertake any outside activity that could reasonably give rise to a conflict of interest or otherwise interfere with Consultant’s duties and obligations hereunder.

(c)                          Consultant further agrees that during the Term of this Agreement and during the Non-Competition Period, Consultant will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any Consultant or independent contractor of the Company, Holdings or any of the Company’s Subsidiaries to terminate his or her relationship with the Company, Holdings or any of the Company’s Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company, Holdings or any of the Company’s Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company, Holdings or any of the Company’s Subsidiaries.

6.                                       Confidential Information.

(a)                          Consultant acknowledges that the Company, Holdings or any of the Company’s Subsidiaries continually develop Confidential Information, that Consultant has in the past and may in the future develop Confidential Information for the Company, Holdings or any of the Company’s Subsidiaries and that Consultant has in the past and may in the future learn of Confidential Information during the course of this Agreement or in the performance of the Services.   Consultant will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by Consultant incident to this Agreement, or in the performance of the Services or other association with the Company, Holdings or any of the Company’s Subsidiaries.  Consultant understands that this restriction shall continue to apply after this Agreement terminates, regardless of the reason for such termination.

(b)                         All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, Holdings or any of the Company’s Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Consultant, shall be the sole and exclusive property of the Company, Holdings and the Company’s Subsidiaries.  Consultant shall safeguard all Documents and shall surrender to the Company at the time this Agreement terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Consultant’s possession or control.

7.                                       Assignment of Rights to Intellectual Property.  Consultant shall promptly and fully disclose all Intellectual Property to the Company, and Consultant hereby acknowledges that all such Intellectual Property is the property of the Company.  Consultant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Consultant’s full right, title and interest in and to all Intellectual Property.  Consultant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  Consultant will not charge the Company for time spent in complying with these obligations.  All copyrightable works that Consultant creates shall be considered “work made for hire”.  Notwithstanding the foregoing, this Section 7 shall not apply to any Intellectual Property which no equipment, supplies, facility or trade secret information of the Company, Holdings or any of the Company’s Subsidiaries was used and which was developed entirely on Consultant’s own time, and (i) which does not relate (A) directly to the business of the Company, Holdings or any of the Company’s

Subsidiaries or (B) such entities’ actual or demonstrably anticipated research development, or (ii) which does not result from any work performed by the Consultant for the Company, Holdings or any the Company’s Subsidiaries.

8.                                       Enforcement of Covenants.  Consultant acknowledges that Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Consultant pursuant to Sections 5, 6 and/or 7 hereof.  Consultant agrees that said restraints are necessary for the reasonable and proper protection of the Company, Holdings and the Company’s Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Consultant further acknowledges that, were Consultant to breach any of the covenants contained in Sections 7, 8 and/or 9 hereof, the damage to the Company would be irreparable.  Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Consultant of any of said covenants.  The parties further agree that, in the event that any provision of Sections 5, 6 and/or 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.                                       Status as an Independent Contractor.  Consultant is and shall remain an independent contractor of the Company and is not and shall not be deemed to be an employee, partner or joint venturer with the Company. Consultant shall be entirely and solely responsible for Consultant’s acts and the acts of his agents, employees and subcontractors, if any, while engaged in the performance of the Services. Consultant acknowledges that the Company shall not be responsible for deducting withholding taxes, payroll taxes, social security taxes or other similar items from compensation paid to Consultant. Consultant shall be solely responsible for any and all such taxes, payments, deductions, or contributions.  As an independent contractor, Consultant shall not be entitled to participate in or receive benefits under any insurance, benefit or bonus plans offered by the Company to its employees. Consultant agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure by Consultant to pay taxes due on any form of compensation provided by the Company pursuant to this Agreement.

10.                                 Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                          “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b)                         “Confidential Information” means any and all information of the Company, Holdings and the Company’s Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company, Holdings or the Company’s Subsidiaries, would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, Holdings or the Company’s Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, Holdings or the Company’s Subsidiaries, (iv) the identity and special needs of the customers of the Company, Holdings or the Company’s Subsidiaries and (v) the people and organizations with whom the Company, Holdings or the Company’s Subsidiaries have business relationships and those relationships.  Confidential Information also includes any information that the Company, Holdings or any of the Company’s Subsidiaries have received, or may receive hereafter, from others which was received by the Company, Holdings or any of the Company’s Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(c)                          “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Consultant (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company, Holdings or any of the Company’s Subsidiaries) during the Term of this Agreement (including prior to the Effective Date) that relate to either the Products or any prospective activity known to Consultant of the Company, Holdings or any of the Company’s Subsidiaries or that make use of  Confidential Information or any of the equipment or facilities of the Company, Holdings or any of the Company’s Subsidiaries.

(d)                         “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, including an Affiliate or a Subsidiary.

(e)                          “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned to be provided by the Company or any of its Subsidiaries, during the Term of this Agreement or during the term of his prior employment by the Company (including prior to the Effective Date).

(f)                            “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

11.                                 Survival.  The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 5, 6, 7 and 8 hereof.

12.                                 Assignment.  Neither the Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Consultant in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

13.                                 Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                                 Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at Consultant’s last known address on the books of the Company, or five (5) business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to Consultant at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

16.                                 Entire Agreement.  This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including any prior agreements between Consultant and the Company.

17.                                 Amendment.  Subject to the terms of the Stockholders Agreement, this Agreement may be amended or modified only by a written instrument signed by Consultant and by an expressly authorized representative of the Company.

18.                                 Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.                                 Governing Law.  This contract and shall be construed and enforced under and be governed in all respects by the laws of Minnesota, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Consultant, as of the date first above written.

THE CONSULTANT:	AGA MEDICAL CORPORATION:

/s/ Franck L. Gougeon	By:	/s/ Ronald E. Lund
Franck L. Gougeon		Ronald Lund
	Its:	General Counsel and Secretary